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                                                           EXHIBIT 10.71.1


                    [Letterhead of Trump Taj Mahal Casino Resort]

May 27, 1997

Mr. Larry Clark
10 Clipper Court
Abescon, New Jersey  08201

Dear Larry:

This letter will serve as a Second Amendment to the Employment Agreement dated December 10, 1993, and amended October 10, 1995, entered into between Trump Taj Mahal Associates d/b/a Trump Taj Mahal Casino Resort and you ("the Agreement").

TTMA shall extend your Agreement, commencing June 1, 1997 and expiring June 30, 2001 ("the Expiration Date").

Paragraph 2 of the Agreement is hereby amended to provide for an annual base salary of Three Hundred and Fifty Thousand ($350,000.00) Dollars. You shall also receive a bonus upon signing in the amount of Fifty Thousand ($50,000.00) Dollars (net amount after payment of taxes).

Paragraph 5b of the Agreement is hereby amended to provide a company provided car in lieu of the car allowance, in an amount not to exceed Ten Thousand ($10,000.00) Dollars per year, commencing immediately.

Paragraph 5 of the First Amendment shall remain in effect, whereby TTMA shall pay an annual bonus in a minimum amount of One Hundred Twenty Five Thousand ($125,000.00) Dollars.

Except as hereby modified, all the other terms and conditions of the Agreement and the First Amendment, dated October 10, 1995, shall remain in full force and effect.

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Larry W. Clark
Page 2
May 27, 1997


Please acknowledge your agreement with this modification by signing below.


Very truly yours,


/s/ Rodolfo E. Prieto
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RODOLFO E. PRIETO
Chief Operating Officer

Agreed & Consented To:


/s/ Larry W. Clark                 Date:
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LARRY W. CLARK